Exhibit 5.6

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10 and any amendment thereto (the “Form F-10”) of Barrick Gold Corporation, I, Chris Woodall, hereby consent to the use of my name in connection with the references to the scientific and technical information relating to Barrick Gold Corporation’s mineral properties contained in or incorporated by reference on the Form F-10.

Date: April 19, 2012	By:	/s/ Chris Woodall
Chris Woodall